Filed Pursuant to Rule 433

Registration No. 333-237417

July 20, 2021

VMWARE, INC.

PRICING TERM SHEET

July 20, 2021

$1,000,000,000 0.600% Senior Notes due 2023

$1,250,000,000 1.000% Senior Notes due 2024

$1,500,000,000 1.400% Senior Notes due 2026

$750,000,000 1.800% Senior Notes due 2028

$1,500,000,000 2.200% Senior Notes due 2031

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated July 20, 2021 (the “Preliminary Prospectus Supplement”). Term used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Issuer:	VMware, Inc.

Securities:

$1,000,000,000 0.600% Senior Notes due 2023 (the “2023 Notes”)

$1,250,000,000 1.000% Senior Notes due 2024 (the “2024 Notes”)

$1,500,000,000 1.400% Senior Notes due 2026 (the “2026 Notes”)

$750,000,000 1.800% Senior Notes due 2028 (the “2028 Notes”)

$1,500,000,000 2.200% Senior Notes due 2031 (the “2031 Notes” and, together with the 2023 Notes, 2024 Notes, 2026 Notes and the 2028 Notes, the “Notes”)

Trade Date:	July 20, 2021

Settlement Date:	August 2, 2021 (T+9)

It is expected that delivery of the Notes will be made against payment therefor on or about August 2, 2021, which will be the ninth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as ‘‘T+9’’). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade any Notes on any day prior to the second business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+9, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of any Notes who wish to trade such Notes on the date of pricing should consult their own advisors.

Size:	2023 Notes: $1,000,000,000 2024 Notes: $1,250,000,000 2026 Notes: $1,500,000,000 2028 Notes: $750,000,000 2031 Notes: $1,500,000,000

Maturity Date:	2023 Notes: August 15, 2023 2024 Notes: August 15, 2024 2026 Notes: August 15, 2026 2028 Notes: August 15, 2028 2031 Notes: August 15, 2031

Coupon (Interest Rate):	2023 Notes: 0.600% 2024 Notes: 1.000% 2026 Notes: 1.400% 2028 Notes: 1.800% 2031 Notes: 2.200%

Yield to Maturity:	2023 Notes: 0.652% 2024 Notes: 1.016% 2026 Notes: 1.435% 2028 Notes: 1.879% 2031 Notes: 2.222%

Spread to Benchmark Treasury:	2023 Notes: +45 basis points 2024 Notes: +65 basis points 2026 Notes: +75 basis points 2028 Notes: +90 basis points 2031 Notes: +100 basis points

Benchmark Treasury:	2023 Notes: 0.125% due June 30, 2023 2024 Notes: 0.375% due July 15, 2024 2026 Notes: 0.875% due June 30, 2026 2028 Notes: 1.250% due June 30, 2028 2031 Notes: 1.625% due May 15, 2031

Benchmark Treasury Price and Yield:	2023 Notes: 99-27 1/4; 0.202% 2024 Notes: 100-00 7/8; 0.366% 2026 Notes: 100-29+; 0.685% 2028 Notes: 101-26; 0.979% 2031 Notes: 103-23; 1.222%

Interest Payment Dates:	Semi-annually on each February 15 and August 15 of each year, commencing on February 15, 2022.

Make-whole Call:

The 2023 Notes will be redeemable in whole at any time or in part from time to time, at our option, prior to the maturity thereof, at a redemption price as calculated by us equal to the greater of (i) 100% of the principal amount of the 2023 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 10 basis points for the 2023 Notes, plus in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

The 2024 Notes will be redeemable in whole at any time or in part from time to time, at our option, prior to the 2024 Par Call Date, at a redemption price as calculated by us equal to the greater of (i) 100% of the principal amount of the 2024 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2024 Notes matured on the 2024 Par Call Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 10 basis points for the 2024 Notes, plus in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

The 2026 Notes will be redeemable in whole at any time or in part from time to time, at our option, prior to the 2026 Par Call Date, at a redemption price as calculated by us equal to the greater of (i) 100% of the principal amount of the 2026 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2026 Notes matured on the 2026 Par Call Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 15 basis points for the 2026 Notes, plus in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

The 2028 Notes will be redeemable in whole at any time or in part from time to time, at our option, prior to the 2028 Par Call Date, at a redemption price as calculated by us equal to the greater of (i) 100% of the principal amount of the 2028 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2028 Notes matured on the 2028 Par Call Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 15 basis points for the 2028 Notes, plus in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

The 2031 Notes will be redeemable in whole at any time or in part from time to time, at our option, prior to the 2031 Par Call Date, at a redemption price as calculated by us equal to the greater of (i) 100% of the principal amount of the 2031 Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the 2031 Notes matured on the 2031 Par Call Date (exclusive of interest accrued to the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 15 basis points for the 2031 Notes, plus in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption.

Par Call:

2023 Notes: None

2024 Notes: On or after August 15, 2022 (the “2024 Par Call Date”)

2026 Notes: On or after July 15, 2026 (the “2026 Par Call Date”)

2028 Notes: On or after June 15, 2028 (the “2028 Par Call Date”)

2031 Notes: On or after May 15, 2031 (the “2031 Par Call Date”)

Special Mandatory Redemption:	If the closing of the Spin-Off has not occurred on or prior to the earlier of (i) (x) April 28, 2022 or (y) if the Separation and Distribution Agreement is amended on or prior to April 28, 2022 to extend the date by which the Spin-Off must be consummated to a date later than April 28, 2022, the earlier of such extended date and July 28, 2022, and (ii) the date the Separation and Distribution Agreement is terminated, we will be required to redeem all outstanding 2023 Notes, 2024 Notes, 2028 Notes and the 2031 Notes on the Special Mandatory Redemption Date at a redemption price equal to 101% of the aggregate principal amount of the notes being redeemed, together with accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

Price to Public:	2023 Notes: 99.895% 2024 Notes: 99.952% 2026 Notes: 99.830% 2028 Notes: 99.481% 2031 Notes: 99.803%

CUSIP:	2023 Notes: 928563 AG0 2024 Notes: 928563 AH8 2026 Notes: 928563 AJ4 2028 Notes: 928563 AK1 2031 Notes: 928563 AL9

ISIN:	2023 Notes: US928563AG03 2024 Notes: US928563AH85 2026 Notes: US928563AJ42 2028 Notes: US928563AK15 2031 Notes: US928563AL97

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Payment Business Days:	New York

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

Wells Fargo Securities, LLC

ING Financial Markets

PNC Capital Markets LLC

SG Americas Securities, LLC

TD Securities (USA) LLC

Co-Managers:	Roberts & Ryan Investments, Inc. Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC Stern Brothers & Co. Tigress Financial Partners LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc. or J.P. Morgan Securities LLC can arrange to send you the prospectus if you request it by calling or e-mailing Barclays Capital Inc. (call toll-free at 1-888-603-5847 or e-mail barclaysprospectus@broadridge.com), BofA Securities, Inc. (call toll-free at 1-800-294-1322 or e-mail dg.prospectus_requests@bofa.com), Citigroup Global Markets Inc. (call toll-free at 1-800-831-9146) or J.P. Morgan Securities LLC (call collect at 1-212-834-4533).